Exhibit 99.1

Dobson Communications Shareholders Approve Proposals

OKLAHOMA CITY, June 8, 2006 (PRIMEZONE) -- Shareholders of Dobson Communications Corporation yesterday approved all three proposals presented at the Company's 2006 annual meeting of shareholders in Oklahoma City.

Shareholders elected Robert A. Schriesheim, Stephen T. Dobson and Everett R. Dobson to the board of directors for terms ending in 2009; approved an amendment to the 2002 Stock Incentive Plan, increasing the shares available under the plan to 19.5 million; and approved the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2006. For additional information on the proposals, please see the Company's proxy statement on file with the SEC.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 11.9 million. The Company serves approximately 1.5 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.


CONTACT:   Dobson Communications Corporation
           J. Warren Henry, Vice President, Investor Relations
           (405) 529-8820